Exhibit 34.1

Report of Independent Registered Public Accounting Firm
The Board of Directors
Rochester Gas and Electric Corporation:

We have examined management’s assertion, included in the accompanying Assessment of Compliance with Applicable Servicing Criteria, that Rochester Gas and Electric Corporation (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the publicly‑issued recovery bonds issued by RG&E Storm Funding, LLC and serviced by the Company (the Platform), except for servicing criteria 1122(d)(1)(ii)‑1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(iii), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(x)(A), 1122(d)(4)(x)(C), 1122(d)(4)(xi) ‑ 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, and servicing criteria 1122(d)(4)(vi)‑1122(d)(4)(vii) and 1122(d)(4)(xiv) for which the Company asserts its servicing activities are applicable to less than 5% of pool assets, thus qualifying for a de minimis exception pursuant to the Securities and Exchange Commission’s Compliance and Disclosure Interpretation (C&DI) 200.03 (the Applicable Servicing Criteria) as of and for the period from February 14, 2025 through December 31, 2025. The Company has determined that servicing criterion 1122(d)(2)(i) is applicable with respect to the Company’s obligation to remit recovery charge collections estimated to have been received by Rochester Gas and Electric Corporation from or on behalf of customers on such business day in respect of all previously billed recovery charges no later than the second business day after which such payments are estimated to have been received based on the then‑current days sales outstanding, and the Company has determined that servicing criterion 1122(d)(4)(iv) is applicable with respect to the Company’s allocation of recovery charges within bills issued to customers. Management is responsible for the Company’s compliance with the Applicable Servicing Criteria for the Platform. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Applicable Servicing Criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Applicable Servicing Criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing the asset‑backed transaction and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the asset‑backed transaction included in the Platform. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Applicable Servicing Criteria for the Platform.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

In our opinion, management’s assertion that Rochester Gas and Electric Corporation complied with the aforementioned Applicable Servicing Criteria as of and for the period from February 14, 2025 through December 31, 2025 is fairly stated, in all material respects.

Our opinion on management’s assertion does not extend to any other information that accompanies or contains our report.
/s/KPMG LLP

Chicago, Illinois
March 27, 2026
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